                                                                    Exhibit 10.3

                          AGREEMENT FOR THE ALLOCATION
                      OF UNITED STATES FEDERAL INCOME TAXES

      This AGREEMENT made effective as of June 24, 2005 is by and between General Motors Acceptance Corporation, a Delaware corporation (hereinafter referred to as "GMAC") and Residential Capital Corporation, a Delaware corporation (hereinafter referred to as "Rescap").

      WHEREAS, General Motors Corporation (hereinafter referred to as "GM") is the common parent corporation of the GM Group (as hereinafter defined), an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code"), which Group includes the GMAC Group (as hereinafter defined); and

      WHEREAS, GMAC is the common parent corporation of the GMAC Group (as hereinafter defined), an affiliated group of corporations within the meaning of
Section 1504(a) of the Code, which Group includes the Rescap Group (as hereinafter defined); and

      WHEREAS, GMAC and Rescap agree that it would be mutually beneficial to file consolidated Federal income tax returns in the United States and to provide for the allocation of the consolidated Federal income tax liability between GMAC and Rescap; and

      WHEREAS, it is the desire and intention of GMAC and Rescap that the method of allocation of the consolidated Federal income tax liability to each shall fairly preserve the economic rights and privileges which would have accrued to each of them from the filing of separate consolidated returns for their respective subgroups included in the GMAC Group;

      NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth, GMAC and Rescap agree as follows:

                             Section 1 - Definitions

      1.01 Application of Code. Unless otherwise indicated, the terms and concepts used in this AGREEMENT shall be given the same definitions and meaning ascribed to them by the Code, as amended from time to time, and by the regulations promulgated thereunder from time to time (hereinafter referred to as the "Regulations"). Any alteration, modification, addition, or other change in the consolidated return provisions of the Code or the Regulations shall automatically be applicable to this AGREEMENT mutatis mutandis. Unless otherwise indicated, all references herein to a particular section of the Code or Regulations shall include any successor provision designated by a different or additional section reference.

      1.02 Internal Revenue Service. In the administration of this agreement, where Rescap, as common parent of the Rescap Group (as hereinafter defined) would have dealt with the Internal Revenue Service (IRS), if Rescap were not a member of the GMAC Group (as hereinafter defined), GMAC shall stand in place of the IRS for all purposes.

      1.03 General Terms. For purposes of this AGREEMENT, the terms set forth below shall have the following meanings:

      A. "GM Group" means GM and all corporations which join with GM in filing a consolidated Federal income tax return for any taxable year with GM as the common parent of such group.

      B. "GMAC Group" means GMAC and all corporations which would be required to join with GMAC in filing a consolidated Federal income tax return for any taxable year with GMAC as the common parent of such group if GMAC were not a member of the GM Group.

      C. "Rescap Group" means Rescap and all corporations which would be required to join with Rescap in filing a consolidated Federal income tax return for any taxable year with Rescap as the common parent of such group if Rescap were not a member of the GMAC Group.

      D. "Separate GMAC Group Tax Liability" means the hypothetical consolidated Federal income tax liability of the GMAC Group for any taxable year determined in accordance with Section 1501 et. seq. of the Code as if the GMAC Group were a separate affiliated group of corporations filing a consolidated Federal income tax return, including any elections and accounting methods available under existing facts which have been or could be made by GMAC pursuant to the Code and Regulations and other administrative promulgations.

      E. "Separate Rescap Group Tax Liability" means the hypothetical consolidated Federal income tax liability of the Rescap Group for any taxable year determined in accordance with Section 1501 et. seq. of the Code as if the Rescap Group were a separate affiliated group of corporations filing a consolidated Federal income tax return, including any elections and accounting methods available under existing facts which have been or could be made by Rescap pursuant to the Code and Regulations and other administrative promulgations. If Rescap generates (a) foreign tax credits, (b) capital losses, or (c) net operating losses that may be utilized by Rescap on a future basis but that generate current tax benefits for GMAC on a consolidated basis, GMAC will reimburse Rescap for those benefits. If Rescap generates (a) foreign tax credits, (b) capital losses, or (c) net operating losses that may be utilized by Rescap on a current basis but that do not generate current tax benefits for GMAC on a consolidated basis, the Separate Rescap Group Tax Liability will not be reduced for such credits or losses until such time as the credits or losses are utilized by GMAC on a consolidated basis.

      F. This AGREEMENT relates to the allocation of the consolidated Federal income tax liability of the GMAC Group determined under existing facts. Any other agreement between GMAC and Rescap binding either party to act or to forbear from acting in a manner which would alter either or both of their respective group tax liabilities is beyond the scope of this agreement. Such other agreement must be executed independently between the parties and shall be effective only after review by the GM Tax Staff, the GMAC Legal Staff and the GMAC Controller's Staff as detailed below:

            i. The tax consequences of the proposed agreement for GMAC and Rescap shall be analyzed by GM Tax Staff.

            ii. GMAC Controller's Staff will review the proposed agreement in light of Tax Staff's analysis and opine upon the agreement's compliance with Generally Accepted Accounting Principles.

            iii. GMAC Legal Staff will review the proposed agreement in light of the analyses of Tax Staff and Controller's Staff and opine upon the agreement's compliance with pertinent legal requirements, including compliance with securities law.

            iv. If, upon receipt of Controller's Staff and Legal Staff opinions, a controversy remains, GMAC Executive Vice President and Chief Financial Officer will advise the GM Tax Staff whether the proposed agreement is appropriate from a business perspective.

            v. If, upon receipt of Controller's Staff and Legal Staff opinions, no controversy remains, the GM Tax Staff and/or GMAC Controller's Staff will implement the proposed agreement.

                          Section 2 - Agreement to File
                        Consolidated Returns and Pay Tax

      2.01 Agreement to File. As long as Rescap is a member of the GMAC Group, GMAC and Rescap (and all members of the Rescap Group) hereby agree to file consolidated Federal income tax returns in the United States, and to execute such documents and take such action as is necessary or appropriate in connection therewith.

      2.02 Elections. All elections that are available to the GM Group or any of its members under the Code and Regulations relating to the filing of consolidated Federal income tax returns shall be made by GM at its sole discretion in determining the GM Group Tax Liability.

      2.03 Payment of Tax. For each taxable year covered by this AGREEMENT, GMAC will pay to GM, or to such other payee as may be required by the Code, the Separate GMAC Group Tax Liability as determined under the Agreement for the Allocation of United States Federal Income Taxes between GM and GMAC dated December 8, 1994.

                          Section 3 - Certain Payments
                          Required Under This AGREEMENT

      3.01 Estimated Tax Payments. Not less than ten (10) business days prior to the date on which GM is required to make payments of estimated tax (as determined in Section 6655 of the Code) on behalf of the GM Group, for any quarter in which the Rescap Group is includable in the GMAC Group, Rescap shall submit to GMAC a calculation of the Separate Rescap Group estimated tax, determined on the basis of the estimated Separate Rescap Group Tax Liability.

      3.02 Payment of Separate Group Tax Liability. Within thirty (30) days following the filing of the GM Group consolidated Federal income tax return for any taxable year during which the Rescap Group is includable in such return, GMAC shall notify Rescap of the amount of the Separate Rescap Group Tax Liability. Within fifteen (15) days after such notification, Rescap shall pay to GMAC or GMAC shall pay to Rescap as the circumstances warrant, the difference between the Separate Rescap Group Tax Liability and the estimated tax payments previously made by Rescap.

      3.03 Method of Payment. Unless otherwise mutually agreed by the parties hereto, all payments required by this AGREEMENT shall be made by wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purposes, provided that on the date of such wire transfer notice of the transfer is given to the recipient thereof in accordance with
Section 5.06 of this AGREEMENT.

      3.04 Interest. If any payment required by this AGREEMENT is not timely paid, interest shall accrue on the unpaid amount at the rate provided by Section 6621 of the Code with respect to deficiencies or refunds under the Code. For this purpose, a payment will be deemed to be timely paid only if actually received by the payee on or before the due date thereof.

                   Section 4 - Recomputations and Adjustments

      4.01 IRS Adjustments of GMAC Group Tax Liability. If any item of income, loss, expense, or credit that enters into the computation of the GMAC Group Tax Liability is changed or adjusted by the IRS and such change or adjustment is part of a final determination, as that term is defined in Section 1313(a) of the Code, then the parties hereto shall make such payments to each other (which payments shall include interest computed under Section 3.04 of this AGREEMENT), as may be necessary and appropriate to reflect such adjustment and the intent of this AGREEMENT.

      4.02 Other Recomputations. If there is any change of or adjustment to any item relating to the computation of payments under this AGREEMENT of a type not provided for in Section 4.01 above (such as a recomputation of amounts due hereunder to reflect a carryback of an item of loss or credit, or a correction of any erroneous calculation previously made hereunder), then the parties thereto shall make such payments to each other in such manner and at such time as may be necessary and appropriate to reflect the intent of this AGREEMENT.

      4.03 Settlement Dates. All payments required by Section 4 of this AGREEMENT shall be made by the due date of the additional liability to the IRS, or in the case of a mutually agreed change or adjustment by the parties hereto, within thirty (30) days of the date of the agreed change or adjustment; provided, however, that where a refund is due to GMAC from the Internal Revenue Service, GMAC may defer the payment due to Rescap on behalf of any member or members of the Rescap Group to within thirty (30) days of receipt of such refund. All such payments shall be made in the manner provided in Section 3.03 of this AGREEMENT.

                      Section 5 - Miscellaneous Provisions

      5.01 Additional Members. The parties hereto specifically recognize that from time to time other corporations may become members of the GMAC Group and/or the Rescap Group during the term of this AGREEMENT, and they hereby agree to use their best efforts to cause such corporations to be bound by all of the terms and conditions hereof.

      5.02 Other Jurisdictional Taxes. It is the intent of the parties hereto that the concepts and methods defined herein for allocation of United States Federal income taxes be applied in a similar manner to tax liability assessed by state, local, or foreign taxing jurisdictions where there is combined tax liability between GMAC and Rescap.

      5.03 Successors and Assigns. This AGREEMENT shall bind and inure to the respective successors and assigns of the parties hereto, but no assignment shall relieve any party's obligations hereunder without the written consent of the other party.

      5.04 Entire Understanding. This AGREEMENT contains the entire understanding of the parties hereto with respect to the subject matter contained herein. This AGREEMENT may not be amended without the written consent of each of the parties hereto. The parties recognize and acknowledge their intention to enter into additional agreements from time to time with respect to the allocation of taxes not covered by this AGREEMENT.

      5.05 Conflict of Law. The validity, interpretation, and performance of this AGREEMENT shall be controlled and construed under the laws of the State of Michigan.

      5.06 Notices. Every notice, request, statement, or bill provided for in this AGREEMENT shall be in writing directed to the party to whom given, made, or delivered to such party at the following address (or at such other address as such party shall from time to time designate as the address for such purpose):

To GMAC:                                     To Rescap:
Controller                                   Residential Capital Corporation
General Motors Acceptance Corporation        8400 Normandale Lake Boulevard
200 Renaissance Center                       Minneapolis, Minnesota 55437
Detroit, Michigan 48265                      Attn: General Counsel

      6.07 Counterparts. This AGREEMENT may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      6.08 Effective Date. This AGREEMENT shall be effective as of June 24, 2005 and shall continue in effect until the Rescap Group is no longer included in the consolidated Federal income tax return of the GMAC Group, in which case the AGREEMENT shall nevertheless continue to apply to all years and that part of a year ending prior to the date of termination.

      6.09 Disagreements. In the event of any disagreement between GMAC and Rescap with respect to the application or interpretation of the AGREEMENT or to the computation of any tax liability hereunder, a determination of such application, interpretation, or computation shall be made by the Chief Tax Officer of GM.

      IN WITNESS WHEREOF, the parties hereto have duly executed this AGREEMENT the day and year indicated.

GENERAL MOTORS                              RESIDENTIAL CAPITAL
ACCEPTANCE CORPORATION                      CORPORATION

By: /s/ Linda Zukauckas                     By: /s/ Davee L. Olson

Linda Zukauckas                             Davee L. Olson

Vice President & Controller                 Chief Financial Officer and Director

Date: June 24, 2005                         Date:  June 24, 2005